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                                                                    EXHIBIT 5.1



                               September 28, 1998



Board of Trustees
Equity Office Properties Trust
Suite 2200
Two North Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:

                  We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to proposed resales of up to 6,932,522 of the Company's common shares of beneficial interest, $.01 par value per share ("Common Shares") which may be issued in private placements if and to the extent that holders of 6,932,522 units of limited partnership interest in EOP Operating Limited Partnership ("Units") tender such Units for redemption, all of which Common Shares are to be sold by or on behalf of certain shareholders of the Company. The Units may be issued by EOP Operating Limited Partnership in an acquisition scheduled to close in September 1998. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.       An executed copy of the Registration Statement.

                  2. The Articles of Amendment and Restatement of Declaration of Trust of the Company, as certified by the Secretary of State of the State of Maryland on August 3, 1998 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  3. The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  4. The Certificate of Limited Partnership of EOP Operating Limited Partnership (the "Operating Partnership"), as certified by the



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Board of Trustees
Equity Office Properties Trust
September 28, 1998
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                           Secretary of State of the State of Delaware on July
                           6, 1998, and certified as of the date hereof by the Secretary of the Company, in its capacity as managing general partner of the Operating Partnership, as then being complete, accurate and in effect.

                  5. The Agreement of Limited Partnership of the Operating Partnership, dated as of July 3, 1997, as amended, as certified as of the date hereof by the Secretary of the Company, in its capacity as managing general partner of the Operating Partnership, as then being complete, accurate and in effect (the "Partnership Agreement").

                  6. Resolutions of the Board of Trustees of the Company adopted on July 13, 1998, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Units and the Common Shares and arrangements in connection therewith (the "Resolutions").

                  7. Agreement of Purchase and Sale, dated as of July 31, 1998, among BRE/Worldwide L.L.C., BRE/Worldwide II L.L.C., BRE/Worldwide Inc. and the Operating Partnership (the "Purchase Agreement").

                  In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the authenticity, accuracy and completeness of the foregoing certifications (of public officials and corporate officers) and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, and we express no opinion as to any other laws, statutes, ordinances, rules or regulations (such as state securities or "blue sky" laws).

                  Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming the Units are issued and delivered in accordance with the terms of the Partnership Agreement, the Purchase Agreement and the resolutions of the Board of Trustees of the Company authorizing the issuance and sale of the Units, the Common Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement,and the Resolutions will be validly issued, fully paid and nonassessable under the laws of the State



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Board of Trustees
Equity Office Properties Trust
September 28, 1998
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of Maryland. In rendering the foregoing opinions, we have assumed the receipt by the Company of the consideration specified in the resolutions of the Board of Trustees of the Company authorizing the issuance and sale of the Common Shares.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                              Very truly yours,



                                              HOGAN & HARTSON L.L.P.